Exhibit 99.1

RICEBRAN TECHNOLOGIES  Provides Update Regarding NASDAQ Listing Matters

NASDAQ HEARINGS PANEL GRANTS COMPANY'S REQUEST TO REMAIN LISTED ON THE NASDAQ STOCK MARKET, SUBJECT TO CERTAIN CONDITIONS

SACRAMENTO, CA, April 26, 2017 – RiceBran Technologies (NASDAQ: RIBT and RIBTW) (“RBT” or “Company”), a global leader in the production and marketing of value added products derived from rice bran, today provided an update regarding the status of its compliance with the Listing Rules of the Nasdaq Stock Market (“Nasdaq”).

As previously disclosed, on August 18, 2016, Nasdaq Staff notified the Company that it did not comply with the minimum $2.5 million stockholders’ equity requirement for continued listing set forth in Listing Rule 5550(b)(1).  The Company requested and was granted an extension to comply with this listing requirement by February 14, 2017.  Upon receiving notification from Nasdaq that it had failed to regain compliance with this listing requirement, the Company requested and was granted a hearing which was held on March 30, 2017.  At that hearing the Company provided a plan of compliance that included various components designed to increase stockholders’ equity.  Then the Company asked that the Panel grant it conditional listing through at least May 15, 2017, by which time it would demonstrate compliance with the minimum $2.5 million stockholders’ equity requirement.

On April 7, 2017, the Company announced that it reached an agreement on  March 31, 2017 with Alothon Group, LLC (“Alothon”), its minority co-investor in Nutra SA, that terminated Alothon’s roll-up rights, a process that would have allowed Alothon to swap its equity position in Nutra SA for an equivalent value of RBT common stock.  The elimination of those rollup rights will allow the Company to reclassify approximately $9.6 million of derivative warrant liability to shareholders’ equity effective March 31, 2017. As a result, the Company believes it will report stockholders' equity for the period ended March 31, 2017 well above the $2.5 million minimum requirement when it reports its first quarter results on May 11, 2017.

On April 24, 2017, the Company received a decision letter from Nasdaq stating that the Hearings Panel has granted the Company’s request for continued listing provided that, on or before May 15, 2017, the Company shall have announced in a public filing (via Form 8-K or Form 10-Q) that it has equity of over $2.5 million. The Company must also at that time provide the Hearings Panel with updated projections showing stockholders’ equity through May 2018.

Separately, and also as previously disclosed, RBT must regain compliance with Nasdaq’s $1 minimum bid price requirement prior to the expiration of the automatic grace period provided for by Nasdaq rules, which currently affords the Company until September 6, 2017.  This can be resolved by demonstrating the closing bid price of the Company’s common shares of at least $1 per share for a minimum of ten consecutive trading days.  If this appears unlikely as September 6, 2017 approaches, the Company is committed to taking actions that would enable it to regain compliance, including, if necessary, completing a reverse split of its common stock to increase its share price above the $1 minimum bid price.

About RiceBran Technologies

RiceBran Technologies is a food and animal feed ingredient company focused on the procurement, bio-refining and marketing of numerous products derived from rice bran. RiceBran Technologies has proprietary and patented intellectual property that allows us to convert rice bran, one of the world's most underutilized food sources, into a number of highly nutritious food and feed ingredient products.  Our global target markets are food and feed manufacturers and retailers, as well as specialty food, functional food and nutritional supplement manufacturers and retailers. More information can be found in the Company's filings with the SEC and by visiting our website at http://www.ricebrantech.com.

Forward-Looking Statements—portion of additional disclosure

This release contains forward-looking statements, including, but not limited to, statements about RiceBran Technologies' expectations regarding the reclassification of derivative warrant liability to shareholders’ equity, future financial results, shareholder’s equity as of March 31, 2017, satisfaction of Nasdaq’s shareholders’ equity requirements and RBT’s potential completion of a reverse stock split.  These statements are made based upon current expectations that are subject to known and unknown risks and uncertainties, including the risks that (i) RBT may have further adjustments to the dollar amount of the warrant liability reclassification, (ii) RBT’s results of operations for the quarter ended March 31, 2017 and the classification of RBT’s outstanding preferred stock as of March 31, 2017 will materially impact its shareholders’ equity, (iii) Nasdaq determines that RBT’s shareholders’ equity as March 31, 2017 is not adequate in light of RBT’s historic financial performance and (iv) if RBT determines to complete a reverse stock split in the future, RBT’s shareholders may not provide the requisite approval.   RiceBran Technologies does not undertake to update forward-looking statements in this news release to reflect actual results, changes in assumptions or changes in other factors affecting such forward-looking information.  Assumptions and other information that could cause results to differ from those set forth in the forward-looking information can be found in this press release and in RiceBran Technologies' filings with the Securities and Exchange Commission, including its most recent periodic reports.

Investor Contact:
Ascendant Partners, LLC
Fred Sommer
+(732)410-9810
fred@ascendantpartnersllc.com